UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2014, Bin Nan Zhang, a member of the Board of Directors (the “Board”) of Kingold Jewelry, Inc. (the “Company”), notified the Board of the Company of his resignation from the Board, including from its Audit Committee, Nominating Committee and Compensation Committee, effective as of October 27, 2014. Mr. Zhang’s decision to resign did not involve any disagreement with the Company, the Company’s management or the Board. The Board accepted Mr. Zhang’s resignation on October 27, 2014.

On October 27, 2014, upon the recommendation of the Nominating Committee of the Board, the Board appointed Zhonghong Fu, age 46, to fill the vacancy created by the departure of Mr. Zhang and to serve as a director of the Company until the next annual meeting of stockholders or until his successor is elected and qualified. Mr. Fu was also appointed by the Board upon the recommendation of the Nominating Committee to serve as a member of the Audit Committee, the Nominating Committee and as the Chairman of its Compensation Committee.

Since 2006, Mr. Fu has been the Partner-in-Charge of the Shanghai Branch of Fortune Venture Capital Co. Ltd. From 2003 to 2006, Mr. Fu was the IT Investment Director of Guangzhou Technology Review Investment Co., Limited. Prior to joining Guangzhou Technology Review Investment Co., he was the Investment Manager of Guangdong Technical Transformation Investment Co., Limited from 1997 to 2003. Mr. Fu received a Master in Business Administration from Jinan University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
	Name: Title:	Bin Liu Chief Financial Officer

Date: October 30, 2014